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                                                                    EXHIBIT 23.2


                         INDEPENDENT AUDITORS' CONSENT



To the Board of Directors and Stockholders of CKE Restaurants, Inc.:


We consent to incorporation by reference in the registration statement on Form S-3 and related prospectus of CKE Restaurants, Inc. of our report dated March 18, 1999 relating to the consolidated balance sheets of CKE Restaurants, Inc. and Subsidiaries as of January 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended January 31, 1999, which report appears in the January 31, 1999 annual report on Form 10-K of CKE Restaurants, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP



Orange County, California
July 23, 1999